EXHIBIT 99.1

Left Behind Games Inc. – CEO Update Information Letter

Dear Fellow Stockholder ,

I have been home from my company business trip to London-England for a couple of weeks now, having visited our two largest investors. I’m pleased to report that these two investors have decided to make additional investments into Left Behind Games Inc. Their primary reason to increase their investment is based on their shared vision of our business opportunity.  Please take a moment to read the following details; and download, a pre-release version of “Keys of the Kingdom,” our newest game (now in Beta), to be released in the next 60 days. This link will remain active for 7 days.   Should you have any suggestions on how to enhance the game, please don’t hesitate letting me know.

To Download Keys of the Kingdom, go to: www.lbgames.com/keys .. PLEASE DO NOT COPY THIS GAME. THIS RELEASE IS CONFIDENTIAL TO YOU AS AN INVESTOR. We anticipate pricing this game at the retail price of $19.95. The game is a fun casual game playable by all ages and includes over 100 Biblical scriptures with over 100 opportunities for players to click “Know God” and visit our evangelistic website.

On another positive note, we spoke with Bill Anderson; President of the Christian Booksellers Association and found our internal customer database to be one of the largest and most accurate in the inspirational market. For instance, our database currently holds buyer contact information, phone numbers and emails to more than 4,500 stores already…and we are adding more every day as we extract business data from four different repositories on the Internet. We estimate there to be between 7,500 and 10,000 independent retail stores who are interested in our products.

When we launched our first product Christmas 2006, our mainstream distribution experience was disappointing because in most cases, the major retailers took advantage of us. Having had this experience, we decided to consider building our own distribution into independent retailers, including the thousands of Christian book stores. From July to December 2007, we launched a pilot program targeting 1,000 stores. We exceeded our plan and reached 1,500 stores before Christmas. For this program, we offered a point-of-purchase display unit with 48 games, which you can see attached to this letter. We now have 5 months of history of receiving payments based upon the sell-through of our games and reorders are coming in almost daily.

Learning from that pilot program started last year, we plan to utilize measurable results and can comfortably predict we will penetrate another 3,500 stores by simply doubling our sales force from July to December 2008. Our new payment terms for this new initiative are now more advantageous for store owners (on consignment) and we have a strong church marketing program, which did not exist a year ago. These factors and others provide us confidence we will reach profitability before the end of this year.

Assumptions

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Retailer receives 48 games; stocked deep enough at retail;

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Each retailer sells 5 games per month;

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5,000 independent stores;

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Our cost to manufacturer each game is $1.50 per unit;

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Our average wholesale price per unit is current $15.50 per unit, gross margin = 90% (excluding freight or POP expense)

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Revenue Calcs for Independent Stores

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5 games sold per store per month

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5,000 stores

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= 25,000 games sold per month

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$15.50 average wholesale price per game

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= $387,500 per month in sell-through revenue

We have reduced our total monthly burn-rate by more than 75% from our original monthly output. So, you can see why we strongly believe we will attain profitability before year end. Given a total of 5,000 retailers, we will have the bandwidth to ship as many as 250,000 units of any new product release into the marketplace going forward.

To make these plans happen, we anticipate raising additional funds necessary for working capital and are well poised to become one of the fastest growing inspirational publishing companies. Because of your help, we have made it this far. Due to the low stock price, there has never been a like opportunity to acquire our stock in the public market ..

Hopefully, you will be encouraged by the support of our largest investors, the upcoming release of our new game and our clear goal to reach profitability before the end of this calendar year.

Sincerely,

Troy A Lyndon /s

Chief Executive Officer

Left Behind Games Inc.

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.